Exhibit 10.7.1

This Amendment to the UNIVERSITY HEALTH NETWORK LICENSE AGREEMENT is made as of the 13 day of July 2006 (the “Effective Date”) between the following Parties:

UNIVERSITY HEALTH NETWORK an Ontario corporation incorporated by special statute under the Toronto Hospital Act, 1997, having a principal office at 610 University Ave 7-504 Toronto, Ontario M5G 2M9

(hereinafter referred to as “UI-IN”)

-AND-

AMORFIX LIFE SCIENCES INC. a Canada corporation with offices located at 3080 Yonge St., Suite 6020 Toronto, Ontario, M4N 3M1, Canada

(hereinafter referred to as the “Licensee”)

WHEREAS:

(A)            The Parties entered into a License Agreement dated as of April 4, 2006, (the “License Agreement”) pursuant to which the Licensee obtained an exclusive license to the UHN’s ownership rights in the Technology as defined in the License Agreement;

(B)            Pursuant to Section 2.5 of the License Agreement, the Licensee has the right to grant sublicenses or cross-licenses that are consistent with and no less favorable than the terms of the License Agreement and that require the sublicensee to be bound by the terms and obligations of the License Agreement as if it were a Party thereto;

(C)            The Parties wish to amend the License Agreement to permit a sublicensee to obtain a license directly with UHN in certain circumstances as described herein.

NOW THEREFORE THIS AMENDMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained (the receipt and adequacy of such consideration being mutually acknowledged by each Party), the Parties covenant and agree as follows:

1.            Subsection 9.1(c) of the License Agreement shall be amended by deleting the phrase “shall terminate” and replacing it with the phrase “subject to Subsection 9.1(f), shall terminate within sixty (60) days of the date notice of termination is sent to the applicable sublicensee”.

2.            Subsection 9.1(d) of the License Agreement shall be amended by deleting the word “and”.

3.            Subsection 9.1(e) of the License Agreement shall be amended by deleting the period and replacing it with a semi-colon.

4.            Article 9 of the License Agreement shall be amended by adding, immediately after the existing Subsection 9.1(e), the following new Subsection 9.1(f):

“(f) provided that a sublicensee is not in breach of its obligations under a sublicensing agreement made with the Licensee, upon written request of such sublicensee (a “Requesting Sublicensee”), UHN shall grant to the Requesting Sublicensee a direct license to the extent that UHN’s interest in and to the Technology is sublicensed to the Requesting Sublicensee under such sublicensing agreement, which direct license shall have terms and conditions no more onerous on the Requesting Licensee than the terms and conditions of this Agreement.”

5.            Article 7 of the License Agreement shall be amended by adding, immediately after the existing Section 7.1, the following new Section 7.2:

“7.2 During the term of this Agreement, subject to Sections 2.2 and 7.1 of this Agreement, if UHN and UHN-Coinventors desire to make a publication (including without limitation any oral disclosure made without obligation of confidentiality) related to or arising from the UHN-IP or any research results arising from the Funded Research, UHN and UHN-Coinventors shall disclose to the Licensee the draft at least forty five (45) days prior to submission for written publication and an outline of the presentation at least fifteen (15) days prior to oral publication. The Licensee shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If the Licensee requests such a delay, UHN and UHN-Coinventors shall delay submission or presentation of the publication for a period of sixty (60) days to permit the preparation and filing of patent applications acceptable to the Licensee. Upon the expiration of such forty-five (45) day period (in the case of proposed written disclosures) or fifteen (15) day period (in the case of proposed written disclosures) from receipt by the Licensee, UHN or such UHN-Coinventors, as the case may be, shall be free to proceed with the written publication or the presentation, respectively, unless the Licensee has requested the delay described above.”

6.            The Parties hereto agree to do all such things and to execute such instruments and documents as may be necessary or desirable in order to carry out the provisions and intent of this Amendment.

7.            This Amendment shall be governed by the laws of the Province of Ontario and the laws of Canada and shall be treated as an Ontario contract. Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction the courts of such Province and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

8.            This Amendment may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first above written.

UNIVERSITY HEALTH NETWORK (UHN)

Per:	/s/ Christopher Paige
Name: Dr. Christopher Paige
Title: Vice President Research

AMORFIX LICE SCIENCES

Per:	/s/ George Adams
Name: Dr. George Adams
Title: President and CEO

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